CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

INSPIREMD, INC.

INSPIREMD, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 thereof, hereby certifies that the following resolutions amending the rights of the Series B Convertible Preferred Stock (a) were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), by unanimous written consent on December 18, 2017, and (b) was consented to by holders of at least a majority of the outstanding shares of Series B Convertible Preferred Stock, par value of $0.0001 (the “Series B Preferred Stock”), consenting separately as a class.

RESOLVED, that effective upon the filing of this Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (this “Certificate of Amendment”), the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock dated and filed with the Delaware Secretary of State on July 6, 2016 (the “Certificate of Designation”), are hereby amended as follows:

1. Section 6 of the Certificate Designation is hereby amended to include a new subsection (f) to read as follows:

“(f) Qualified Offering. Upon a Qualified Offering, each outstanding share of Series B Preferred Stock shall automatically, without any further action of the Holder of any such outstanding shares of Series B Preferred Stock, be exchanged for the securities or units (including Common Stock purchase warrants, if any) issued in such Qualified Offering on a $1.00 per Stated Value for $1.00 new subscription amount basis. Each Holder of Series B Preferred Stock agrees to surrender its shares of Series B Preferred Stock in exchange for the securities or units issued in such Qualified Offering. The surrender of Series B Preferred Stock shall be in lieu of any cash subscription amount required for the issuance of such securities or units in such Qualified Offering to each such Holder of shares of Series B Preferred Stock. By way of example, if a Holder is the owner of shares of Series B Preferred Stock having a Stated Value of $100,000, then upon the consummation of the Qualified Offering, such Holder shall receive, in exchange for such shares of Series B Preferred Stock, such number of securities or units issuable in the Qualified Offering that could be acquired by an investor in the Qualified Offering for a subscription amount of $100,000. Notwithstanding anything herein to the contrary, in the event that such exchange would otherwise cause such Holder to exceed the Beneficial Ownership Limitation, then the Company shall ensure that, as a condition to any such Qualified Offering and the obligation to exchange hereunder, a like security is available to issue to the Holder to ensure that the Purchaser does not exceed the Beneficial Ownership Limitation as result of the exchange hereunder (the form and substance of such security which shall be reasonably acceptable to such Holder).

“Qualified Offering” means a Qualified Offering of Common Stock or Common Stock Equivalents, with gross cash proceeds to the Company of at least $8,000,000.”

RESOLVED, that the Certificate of Designation as amended by the Certificate of Amendment shall remain in full force and effect except as expressly amended hereby.

[signature page follows]

2

THE UNDERSIGNED, being a duly authorized officer of the Corporation, does file this Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, hereby declaring and certifying that the facts herein stated are true and accordingly has hereunto set his hand this 20th day of December, 2017.

By:	/s/ Craig Shore
Name:	Craig Shore
Title:	Chief Financial Officer, Chief Administrative Officer, Secretary and Treasurer

Signature Page to Certificate of Amendment (Series B)